Exhibit 10.58

ADVANCE AUTO PARTS, INC.

SPECIAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS CERTIFIES THAT Advance Auto Parts, Inc. (the “Company”) has on the Grant Date specified below granted to Reuben E. Slone (the “Participant”) an award of Performance-based Restricted Stock Units (“PSUs”) representing the right to receive a like number of shares of Advance Auto Parts, Inc. common stock, $.0001 par value per share (“Common Stock”), as indicated in the terms outlined below, subject to certain restrictions and conditions contained in this Award Agreement (“Agreement”) and the Advance Auto Parts, Inc. 2014 Long-Term Incentive Plan (the “Plan”). In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.
* * * * *

1.	Grant of PSUs: As specified below, on the Award Date the following award of PSUs (at Target Level) (the “Target Award”) has been granted to the Participant:

Award Date	Number of PSUs Granted (at Target Level)	Performance Vesting Date
November 19, 2018	2813	November 19, 2022

2.	Vesting. Vesting is subject to the remaining provisions of this award:
The Participant’s PSUs may vest, in an amount up to the maximum vesting PSUs (defined below) on the Performance Vesting Date, subject to continued employment or other association with the Company through that date and except as otherwise provided in Section 3 of this Agreement. The number of PSUs that may vest will be determined in accordance with the following rules, subject to certification by the Committee of the Company’s Enterprise Operating Margin for the Company’s Fiscal Year 2021 (the “Performance Period”). The Company’s Enterprise Operating Margin shall be calculated as a percentage by dividing the Company’s Operating Income (as determined in accordance with GAAP) by total revenues less transaction-based expenses for the Performance Period.

A designated portion of the Participant’s PSUs may vest based upon the Company’s Enterprise Operating Margin performance, according to the schedule established by the Committee as shown in Exhibit 1 to this Agreement. If the Company achieves target level performance, the payout amount shall be the Number of Shares to Vest (at Target Level) listed in Section 1 of this Agreement. Payout amounts based on performance results between the threshold and maximum levels will be determined using straight line interpolation between specified points of performance. If the Company’s Enterprise Operating Margin during the Performance Period is less than the threshold level of Enterprise Operating Margin set forth in Exhibit 1 to this Agreement, no PSUs will vest.

The Participant’s “Maximum Vesting PSUs” is 150% of the number of PSUs indicated above in the box labeled “Number of PSUs to Vest (at Target Level).”

3.
Termination of Service. Except as provided in this Section 3, if, prior to the Performance Vesting Date, the Participant’s employment or other association with the Company and its Affiliates ends for any reason, the Participant’s rights to unvested PSUs shall be immediately and irrevocably forfeited, except as follows:

a.
Disability: if termination of employment or other affiliation is on account of Disability, then the Participant’s PSUs will vest on the Performance Vesting Date on a pro-rata basis for the number of full months worked during the applicable Performance Period and based on the actual level of achievement of the Performance criteria set forth in this Agreement. For the purposes of this Award, “Disability” is defined as having become disabled within the meaning of Section 22 (e) (3) of the Internal Revenue Code (or, if applicable, as defined in your Employment Agreement with the Company in effect as of the date of this Award Agreement).

b.
Death: If termination of employment or other affiliation is on the account of the Participant’s death, then PSUs will vest on the Performance Vesting Date on a pro-rata basis for the number of full months worked during the applicable Performance Period and based on the actual level of achievement of the Performance criteria set forth in this Agreement.

c.
Termination by the Company other than for Due Cause or Resignation from Employment for Good Reason. If your employment or other association is terminated prior to the Performance Vesting Date by the Company other than for Due Cause, or by you for Good Reason, as those terms are defined in your Employment Agreement, your PSUs will vest on the Performance Vesting Date on a pro-rata basis for the number of full months worked during the applicable Performance Period and in accordance with the Performance criteria set forth in this Agreement.

d.
Notwithstanding any contrary provision of this Award Agreement, the Company may cancel this Award at any time on ninety (90) days prior notice to you in response to actions taken by you that could be considered detrimental to the Company or any of its Affiliates. Whether any of your actions could be considered detrimental will be determined by the Committee in its sole discretion.

4.
Change in Control: Upon a Change in Control, the Company will determine the number of PSUs that are earned based on the actual level of achievement of the Performance criteria outlined in this Agreement through the Change in Control date and any portion of the PSUs not earned will be forfeited. Following this determination, the earned PSUs will vest based on the Participant’s continued service with the Company through the original Performance Vesting Date in the event the successor organization assumes, converts or replaces the awards. Any portion of the Participant’s earned PSUs (as determined pursuant to this Section 4) that have not yet vested will vest immediately:

a.	on the Change in Control date in the event that the successor organization does not assume, convert, or replace the awards; or

b.
upon the termination of the Participant’s employment or other association with the Company in the event that the successor organization assumes, converts or replaces the awards, and the Participant’s employment or other association with the Company is terminated by the Company without Cause or by the Participant for Good Reason as those terms are defined in the Participant’s Employment Agreement, within 24 months following the Change in Control date.

5.
Non-Transferability of Award. Until shares are issued with respect to PSUs that vest, they may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered. No attempt to transfer unvested PSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the shares. Notwithstanding the foregoing, you may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise your rights to receive any property distributable with respect to the PSUs upon your death.

6.
No Rights as a Stockholder. You shall have no rights of a shareholder of the Common Stock on and after the Grant Date and until the date on which the Shares are issued in accordance with Section 7 of this Agreement. Except as may be provided under Section 8 of the Plan, the Company will make no adjustment for dividends (ordinary or extraordinary and whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the Performance Vesting Date of a PSU.

7.
Issuing shares. Upon any of the PSUs vesting and payment of the applicable withholding taxes pursuant to Section 11 of this Agreement, the Company shall cause the shares of Common Stock to be issued in book-entry form, registered in your name, within thirty (30) days following the date on which any of the PSUs vest pursuant to Section 1 or Section 2 but no later than March 15, 2023.

8.
Notices. Except as otherwise provided herein, all notices, requests, demands, and other communications under this Award Agreement shall be in writing, and if by telecopy, shall be deemed to have been validly served, given, or delivered when sent, or if by personal delivery or messenger or courier service, shall be deemed to have been validly served, given, or delivered upon actual delivery (but in no event may notice be given by deposit in the United States mail), at the following addresses and facsimile numbers (or such other address(es) and facsimile numbers a party may designate for itself by like notice):

a.	If to the Company: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: General Counsel or by facsimile at (xxx) xxx-xxxx;
With copy to: Advance Auto Parts, Inc. located at 2635 East Millbrook Road, Raleigh, North Carolina, 27604, Attention: Vice President, Total Rewards or by facsimile at (xxx) xxx-xxxx;
b.If to you, the Participant, to your home address on record with the Company or your business address at the Company.

9.
Non-Competition: Participant acknowledges and agrees that the Company is engaged in a highly competitive business, and that by virtue of Participant’s position and responsibilities as an employee of the Company and Participant’s access to Confidential Information, engaging in a business that is directly competitive with the Company will cause it great and irreparable harm. Accordingly, Participant agrees that for a period of one (1) year after separation of his/her employment with the Company, whether such separation is voluntary or involuntary, Participant shall not, on his/her own behalf or on another’s behalf, (a) accept employment by or provide services for a Restricted Company, as that term is defined in Participant’s applicable Loyalty Agreement or Employment Agreement, in any capacity, role or position with substantially the same or similar duties as Participant performed during Participant’s employment with the Company; (b)  provide services, including consulting or contractor services for or on behalf of a Restricted Company , as that term is defined in Participant’s applicable Loyalty Agreement or Employment Agreement, which are the same or substantially similar as the duties Participant performed during Participant’s employment with the Company; or (c) provide services, including consulting or contractor services which would be directly or indirectly competitive with the Company. Participant understands that the business of the Company and Participant’s responsibilities on behalf of the Company have been nationwide and companywide in scope.  Accordingly, Participant agrees that this restriction will apply anywhere within the United States, including its territories and possessions, including but not limited to, Puerto Rico and the Virgin Islands, and Canada, including its territories and possessions.  In the event this territory is determined by a court of competent jurisdiction to be overbroad, the Territory may be reduced to any combination of the following which the Court deems reasonable:  The Continental United States; The states of: Alabama, Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming.

a.
For purposes of this Agreement, “Confidential Information” means any proprietary information prepared or maintained in any format, including personnel information or data of Advance, technical data, trade secrets or know-how in which Advance or its Related Entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to Advance or its Related Entities on whom Employee called, with whom Employee dealt or with whom Employee became acquainted during the term of Employee’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by Employee or disclosed to Employee by Advance or its Related Entities or any other person or entity during the term of Employee’s employment with Advance either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of Advance or its Related Entities or otherwise.  Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure; or (B) becomes available to the public through no act or omission of Employee.

b.
Nothing in this Award Agreement shall prohibit or restrict Participant from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by other governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (B) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation. Additionally, pursuant to the federal

Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nor does this Agreement require Employee to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct. Additionally, nothing in this Award Agreement shall prohibit or restrict Participant from providing legal representation, engaging in the practice of law or any communication or contact with Participant, regardless of who initiates it, regarding any legal representation or the practice of law.

c.
In the event that Participant violates any of the terms of this Section 10, Participant understands and agrees that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, Participant shall return to the Company any shares of Common Stock received by Participant or Participant’s personal representative that vested on or after any such violation and pay to the Company in cash the amount of any proceeds received by Participant or Participant’s personal representative from the disposition or transfer of any such stock, and Participant’s unvested PSUs shall be immediately and irrevocably forfeited.

10.
Confidentiality: Due to the confidential information contained in this Agreement, including long-term performance measures, the Participant agrees not to disclose the terms of this Agreement to anyone other than the members of the Participant’s immediate family, Participant’s legal counsel, Participant’s accountant(s) or tax advisor(s), and/or Participant’s financial advisor(s), or as otherwise provided in Section 9 of this Agreement. Should the details of this agreement be shared with the aforementioned, it shall be on a confidential basis.

11.	Income Tax Matters.

a.
The Company makes no representation or warranty as to the tax treatment of your receipt or vesting of the PSUs or upon your sale or other disposition of the shares received following vesting of your Performance-based RSUs. You should rely on your own tax advisors for such advice. The Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes (which are your sole and absolute responsibility) are withheld or collected from you at the time of vesting to comply with all applicable federal or state income tax laws or regulations. The Company will inform you of alternative methods to settle any applicable taxes due prior to the first vesting date of your Award.

b.
For the purpose of determining when shares otherwise issuable on account of your termination of employment or other association with Company will be issued, “termination of employment” or words of similar import, as used in this Award Agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A of the Code on or following termination of employment or other association with the Company. Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A of the Code as of your termination of employment or other association with the Company, then any shares otherwise issuable on account of your termination of employment or other association with the Company that constitute deferred compensation within the meaning of Section 409A of the Code and that are otherwise payable during the first six months following your termination of employment or other association with the Company shall be issued to you on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination of employment or other association with the Company occurs.

12.	Miscellaneous.

a.
This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with the Plan. To the extent that any provision in this Award Agreement is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee of any provision of the Plan, the PSUs or this Award, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties. Notwithstanding anything herein to the contrary, this Award Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (“Code”) pursuant to the short-term deferral exception thereto; provided however that in no event shall the Company be liable to the Participant for or with respect to any taxes, penalties or interest which may be imposed upon the Participant pursuant to Code Section 409A. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to the terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.

b.
Nothing contained in this Award Agreement shall confer, intends to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the Company or any Affiliate in your favor or limit the ability of the Company or an Affiliate, as the case may be, to terminate, with or without cause, in its sole and absolute discretion, your employment relationship with the Company or such Affiliate, subject to the terms of any written employment agreement to which you are a party.

c.
Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and you or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

d.
The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

e.
An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

f.
If any provision in this Award Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question shall not be deemed to affect or impair the validity or enforceability of any other provision of this Award Agreement and such invalid or unenforceable provision or portion thereof shall be severed from the remainder of this Award Agreement.

g.
For any Participant who is an Executive Officer of the Company as defined in the Company’s Incentive Compensation Clawback Policy (“Clawback Policy”), this Award shall be subject to the Clawback Policy as such policy shall be adopted, and from time to time amended, by the Board or the Compensation Committee.

h.
This Award is intended to be consistent with your Employment Agreement as in effect on the date first written above. However, to the extent that any provision of this Award Agreement is inconsistent with the terms of your Employment Agreement as in effect on the date first written above, the provisions of this Award Agreement shall control with respect to this Award.

In Witness Whereof, this Award Agreement has been executed by the Company as of the date first above written.
ADVANCE AUTO PARTS, INC.
By: ____________________
Natalie Schechtman
Executive Vice President, Human Resources
Accepted and agreed, including specifically but without limitation as to the treatment of this Award in accordance with the terms of the Plan and this Award notwithstanding any terms of an Employment/ Loyalty Agreement between the Company and the undersigned to the contrary:
By:
    ____________________                         ___________________
Electronic Signature                Acceptance Date

5